Exhibit 99.1
ENVIRONMENTAL TECTONICS CORPORATION
ANNOUNCES THIRD QUARTER AND YEAR-TO-DATE FISCAL 2011 RESULTS
Revenues and Pre-tax Income Increase Significantly from Prior Fiscal Year
Southampton, PA, U.S.A., January 13, 2011 — Environmental Tectonics Corporation (OTC Bulletin Board: ETCC) (“ETC”, “we”, or the “Company”) today announced financial results for the third quarter and year-to-date of fiscal 2011 which ended on November 26, 2010.
          The reader is referred to the Company’s Annual Report on Form 10-K for the period ended February 26, 2010, filed on May 27, 2010, and the Company’s Quarterly Report on Form 10-Q for the period ended November 26, 2010, filed on January 10, 2011, for additional information on the Company.
Overview
          ETC was incorporated in 1969 in Pennsylvania. We operate in two segments: the Training Services Group (TSG) and the Control Systems Group (CSG). Product categories included in TSG are pilot training and tactical flight simulators and disaster management systems. The CSG segment includes sterilizers, environmental control devices and hyperbaric and hypobaric chambers along with parts and service support.
Results of Operations
Restatement of Previously Filed Financial Statements
     The earnings per share calculation for the thirteen and thirty-nine week periods ended November 27, 2009 has been restated to reflect the participating features of the Company’s Series D Preferred Stock and Series E Preferred Stock.
Thirteen weeks ended November 26, 2010 (“current fiscal quarter”) compared to thirteen weeks ended November 27, 2009 (“prior fiscal quarter”):

	Summary Table of Results
	13 weeks ended	13 weeks ended	Variance	Variance
	Nov. 26, 2010	Nov. 27, 2009*	$	%
	(amounts in thousands)		( ) =unfavorable
Sales:
Domestic	$3,419	$4,392	$(973)	(22.2)%
US Government	6,878	2,321	4,557	196.3
International	5,851	4,261	1,590	37.3

Total sales	16,148	10,974	5,174	47.1

Gross profit	6,090	4,444	1,646	37.0

Selling and marketing expenses	1,302	1,323	21	1.6
General and administrative expenses	2,068	1,582	(486)	(30.7)
Research and development expenses	108	(201)	(309)	(153.7)

Operating income	2,612	1,740	872	50.1
Interest expense, net	205	164	(41)	(25.0)
Other expense, net	85	121	36	29.8
Loss on extinguishment of debt	—	91	91	100.0

Income before income taxes and noncontrolling interest	2,322	1,364	958	70.2

Income taxes	—	(2,606)	(2,606)	(100.0)
Noncontrolling interest	6	(8)	(14)	(175.0)

Net income applicable to ETC	$2,316	$3,978	$(1,662)	(41.8)%
Preferred stock dividend	(558)	(594)	36	6.0

Income applicable to common shareholders	1,758	3,384	(1,626)	(48.0)
Per share information
Basic earnings per common share
Distributed earnings per share
Common	—	—
Preferred	$0.05	$0.05
Undistributed earnings per share
Common	$0.09	$0.16
Preferred	$0.09	$0.16
Diluted earnings per common share	$0.08	$0.16

*	restated
     The Company had net income attributable to ETC of $2,316,000 or $0.08 per share (diluted) during the current fiscal quarter compared to net income of $3,978,000 or $0.16 per share (diluted) for the prior fiscal quarter representing a decrease of $1,662,000 or 41.8%. The results reflected a significant increase in operating income.
     Sales for the current fiscal quarter were $16,148,000 as compared to $10,974,000 for the prior fiscal quarter, an increase of $5,174,000 or 47.1%.
     Domestic sales decreased by $973,000 or 22.2% and represented 21.1% of the Company’s total sales in the current fiscal quarter versus 40.0% for the prior fiscal quarter.
     U.S. Government sales increased $4,557,000 or 196.3%, and represented 42.6% of total sales in the current fiscal quarter versus 21.2% for the prior fiscal quarter.
     International sales increased $1,590,000 or 37.3%, and represented 36.3% of total sales in the current fiscal quarter versus 38.8% for the prior fiscal quarter.
     Gross profit for the current fiscal quarter was $6,090,000 as compared to $4,444,000 in the prior fiscal quarter, an increase of $1,646,000 or 37.0%. As a percentage of sales, gross profit for the current fiscal quarter was 37.7% compared to 40.5% for the prior fiscal quarter. The gross margin dollar increase reflected the higher sales level while the gross margin rate as a percentage of sales decrease of 2.8 percentage points reflected a product mix shift in the current fiscal quarter to U.S. Government contract work as compared to higher margin international sales in the prior fiscal quarter.
     Selling and marketing expenses approximated the prior fiscal quarter.

     General and administrative expenses in the current fiscal quarter increased $486,000 or 30.7% reflecting primarily an accrual for an arbitration award.
     Research and development expenses, net of governmental grants, increased $309,000, 153.7% reflecting the timing of reimbursements under grants from the Turkish Government.
     Interest expense increased $41,000 or 25.0% over the prior fiscal quarter.
     Other expense, net, decreased $36,000 between the periods.
     Income before income taxes increased $958,000 or 70.2% from the prior fiscal quarter reflecting the aforementioned sales increase and resulting gross profit improvement.
     Income tax expense (benefit) in each period reflected the utilization of a tax asset valuation allowance established in prior periods. In the current fiscal quarter, a reduction in this allowance offset income tax expense resulting from the Company’s income. In the prior fiscal quarter, the income tax benefit reflected both the offsetting of income tax expense for the period and a revaluation of the allowance balance to reflect the expected future realization of a portion of its net operating loss carryforwards.
     As of November 26, 2010, the Company had approximately $33.5 million of federal net loss carry forwards available to offset future income tax liabilities. These federal net loss carry forwards begin to expire beginning in the year 2025. Additionally, the Company had approximately $9.5 million of tax asset valuation allowance to offset future income tax expense.

Thirty-nine weeks ended November 26, 2010 (“current fiscal YTD”) compared to thirty-nine weeks ended November 27, 2009 (“prior fiscal YTD”):

	Summary Table of Results
	39 weeks ended	39 weeks ended	Variance	Variance
	Nov. 26, 2010	Nov. 27, 2009*	$	%
	(amounts in thousands)		( ) =Unfavorable
Sales:
Domestic	$8,755	$9,228	$(473)	(5.1)%
US Government	17,451	5,833	11,618	199.2
International	15,307	15,354	(47)	(0.3)

Total sales	41,513	30,415	11,098	36.5

Gross profit	16,014	13,827	2,187	15.8

Selling and marketing expenses	3,424	3,847	423	11.0
General and administrative expenses	5,154	4,752	(402)	(8.5)
Research and development expenses	672	254	(418)	(164.6)

Operating income	6,764	4,974	1,790	36.0
Interest expense, net	622	1,030	408	39.6
Other expense, net	213	242	29	12.0
Loss on extinguishment of debt	—	315	315	100.0

Income before income taxes and noncontrolling interest	5,929	3,387	2,542	75.1

Income taxes	—	(2,606)	(2,606)	(100.0)
Noncontrolling interest	11	(4)	(15)	(375.0)

Net income applicable to ETC	$5,918	$5,997	$(79)	(1.3)%
Preferred stock dividend	(1,703)	(1,289)	(414)	(32.1)

Income applicable to common shareholders	4,215	4,708	(493)	(10.5)
Per share information
Basic earnings per common share
Distributed earnings per share
Common	—	—
Preferred	$0.15	$0.17
Undistributed earnings per share
Common	$0.20	$0.28
Preferred	$0.20	$0.28
Diluted earnings per common share	$0.20	$0.28

*	restated

     The Company had a net income attributable to ETC of $5,918,000 or $0.20 per share (diluted) during the current fiscal YTD compared to net income of $5,997,000 or $0.28 per share (diluted), for the prior fiscal YTD, representing a decrease of $79,000 or 1.3%. The results reflected a significant increase in operating income coupled with lower interest expense.
     Sales for the current fiscal YTD were $41,513,000 as compared to $30,415,000 for the prior fiscal YTD, representing an increase of $11,098,000 or 36.5%.
     Domestic sales decreased by $473,000 or 5.1% and represented 21.1% of the Company’s total sales in the current fiscal YTD versus 30.3% for the prior fiscal YTD.
     U.S. Government increased $11,618,000 or 199.2%, and represented 42.0% of total sales in the current fiscal YTD versus 19.2% for the prior fiscal YTD.
     For the current fiscal YTD, international sales decreased $47,000 or 0.3%, and represented 36.9% of total sales, as compared to 50.5% in the prior fiscal YTD.
     Gross profit for the current fiscal YTD was $16,014,000, as compared to $13,827,000 in the prior fiscal YTD, an increase of $2,187,000 or 15.8%. As a percentage of sales, gross profit for the current fiscal YTD was 38.6% compared to 45.5% for the prior fiscal YTD. Both the gross margin dollar increase and the lower rate as a percentage of sales resulted from a product mix shift in the current fiscal YTD to lower margin U. S. Government sales.
     Selling and marketing expenses decreased $423,000 or 11.0% versus the prior fiscal YTD.
     General and administrative expenses in the current fiscal YTD increased $402,000 or 8.5%. The increase reflected primarily an accrual for an arbitration award and increased incentive expense on the favorable operating results.
     Research and development expenses increased $418,000 or 164.6% reflects the netting of reimbursements from the Turkish Government which were higher in the prior fiscal YTD.
     Interest expense decreased $408,000 or 39.6%, reflecting reduced bank borrowing and the impact on interest expense of the July 2009 exchange of the Subordinated Note for preferred stock.
     Other expense, net, was $213,000 for the current fiscal YTD, versus $242,000 for the prior fiscal YTD.
     Income before income taxes increased $2,542,000 or 75.1% from the prior fiscal period reflecting the aforementioned sales increase and resulting gross profit improvement.
     Income tax expense (benefit) in each period reflected the utilization of a tax asset valuation allowance established in prior periods. In the current fiscal YTD, a reduction in this allowance offset income tax expense resulting from the Company’s income. In the prior fiscal YTD, the income tax benefit reflected both the offsetting of income tax expense and a revaluation of the valuation balance to reflect the expected future realization of a portion of its net operating loss carryforwards.

     As of November 26, 2010, the Company had approximately $33.5 million of federal net loss carry forwards available to offset future income tax liabilities. These federal net loss carry forwards begin to expire beginning in the year 2025. Additionally, as of the same period the Company had approximately $9.5 million of tax asset valuation allowance to offset future income tax expense.
     Liquidity
     The Company’s liquidity position and borrowing availability improved significantly during the first nine months of fiscal 2011. Cash flow from operating activities was $2,577,000. Working capital (current assets less current liabilities) was $23,408,000, and the Company’s current ratio (current assets divided by current liabilities) was 2.74. Since February 26, 2010, the Company has repurchased $1,500,000 of Series E preferred stock
     The Company believes that it will have adequate cash from operations and existing credit facilities, including the $20 million PNC Line of Credit and the $7.5 million Lenfest Credit Facility, to allow it to effectively and efficiently operate its business and fulfill requirements of our contracts. As of November 26, 2010, the Company had availability of approximately $5.7 million under the PNC Line of Credit and $7.5 million under the Lenfest credit facility.
     Backlog
     Our sales backlog at November 26, 2010 and February 26, 2010, for work to be performed and revenue to be recognized under written agreements after such dates, was $114,022,000 and $96,964,000, respectively. Of the November 26, 2010 sales backlog, approximately $24,576,000 represents one international contract for multiple aircrew training simulators. Approximately 97% of the U.S. Government backlog represents three contracts.
     ETC was incorporated in 1969 in Pennsylvania and last year we celebrated our 40th anniversary. Our core technologies include the design, manufacture and sale of Training Services (TSG) which includes (1) software driven products and services used to create and monitor the physiological effects of flight; (2) high performance jet tactical flight simulation, and; (3) driving and disaster simulation systems, and Control Systems (CSG) which includes: (1) steam and gas sterilization; (2) testing and simulation devices for the automotive industry, and; (3) hyperbaric and hypobaric chambers. Product categories included in TSG are Aircrew Training Systems (ATS) and flight simulators, disaster management systems and entertainment applications. CSG includes sterilizers, environmental control devices and hyperbaric chambers along with parts and service support.
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on ETC’s current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about ETC’s and its subsidiaries that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.
These forward-looking statements include statements with respect to the Company’s vision, mission, strategies, goals, beliefs, plans, objectives, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business of the company, including but not limited to,( i) projections of revenues, costs of materials, income or loss, earnings or loss per share, capital expenditures, growth prospects, dividends, capital structure, other financial items and the effects of currency fluctuations, (ii) statements of our plans and objectives of the Company or its management or Board of Directors, including the introduction of new products, or estimates or predictions of actions of customers, suppliers, competitors or regulatory authorities, (iii) statements of future economic performance, (iv) statements of assumptions and other statements about the Company or its business, (v) statements made about the possible outcomes of litigation involving the Company, (vi) statements regarding the Company’s ability to obtain financing to support its operations and other expenses, and (vii) statements preceded by, followed by or that include the words, “may,” “could,” “should,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or the negative of such terms or similar expressions. These forward-looking statements involve risks and uncertainties which are subject to change based on various important factors. Some of these risks and uncertainties, in whole or in part, are beyond the Company’s control. Factors that might cause or contribute to such a material difference include, but are not limited to, those discussed in our Annual Report on Form 10-K for the fiscal year ended February 26, 2010, in the section entitled “Risks Particular to Our Business.” Shareholders are urged to review these risks carefully prior to making an investment in the Company’s common stock.
The Company cautions that the foregoing list of important factors is not exclusive. Except as required by federal securities law, the Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

Contact: Duane D. Deaner, CFO	Tel: 215-355-9100 (ext. 1203)	Fax: 215-357-4000
ETC — Internet Home Page:	http://www.etcusa.com